Griffon Corporation Announces Third Quarter Results

NEW YORK, NEW YORK, August 6, 2025 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal 2025 third quarter ended June 30, 2025.

Revenue for the third quarter totaled $613.6 million, a 5% decrease compared to $647.8 million in the prior year quarter.

During the fiscal 2025 third quarter, Griffon recorded a net loss of $120.1 million, or $2.65 per share, which included a charge of $217.2 million, net of tax, or $4.69 per share, related to the impairment of Hunter Fan acquisition related goodwill and intangible assets in the Consumer and Professional Products ("CPP") segment. Prior year third quarter net income was $41.1 million, or $0.84 per share.

Adjusted net income, which excludes all items that affect comparability from both periods, was $69.2 million, or $1.50 per share, in the current year quarter compared to $60.5 million, or $1.24 per share, in the prior year quarter. For a reconciliation of net income (loss) to adjusted net income (a non-GAAP measure), and earnings (loss) per share to adjusted earnings per share (a non-GAAP measure), see the attached table.
Adjusted EBITDA for the third quarter was $134.7 million, a 7% increase from the prior year quarter of $125.5 million. Adjusted EBITDA, excluding unallocated amounts (primarily corporate overhead) of $13.3 million in the current quarter and $15.3 million in the prior year quarter, totaled $148.0 million, increasing 5% from the prior year of $140.8 million. For a reconciliation of adjusted EBITDA, a non-GAAP measure, to income (loss) before taxes, and the definition of adjusted EBITDA, see the attached table.

“Our Home and Building Products' ("HBP") segment continued its strong performance this quarter. For the first nine-months of the year, HBP exceeded our expectations led by an EBITDA margin of 31.4% driven by favorable price and mix,” said Ronald J. Kramer, Chairman and CEO of Griffon. “Our Consumer and Professional Products segment has continued to be impacted by weak demand. However, through the first nine months, its EBITDA margin improved 270 basis points year-over-year driven by the transition of our U.S. operations to an asset-light business model and solid performance from our team in Australia. Given our overall year-to-date performance, and despite uncertain economic operating conditions, we are reaffirming our full-year EBITDA guidance.”

"During the first nine months of fiscal 2025, the company generated $261 million of free cash flow," continued Mr. Kramer. "So far this year, Griffon repurchased $113 million of its stock, reduced debt by $76 million, and paid $32 million in dividends while reducing leverage 0.1x to 2.5x. These actions underscore our confidence in the strategic direction of the company and the resiliency of our business."

Segment Operating Results

Home and Building Products ("HBP")

HBP's third quarter revenue of $400.2 million increased 2% from the prior year quarter due to favorable price and mix of 3%, partially offset by decreased volume of 1%.

Adjusted EBITDA of $128.8 million increased 9% from $118.5 million in the prior year quarter resulting from increased revenue noted above and reduced material costs, partially offset by increased labor costs.

Consumer and Professional Products ("CPP")

CPP's third quarter revenue of $213.4 million decreased 16% compared to the prior year quarter, primarily driven by decreased volume of 19% due to reduced consumer demand across all geographic regions, except Australia, and disrupted historical customer ordering patterns in the U.S. due to increased tariffs. CPP benefited from price and mix of 2% and incremental revenue from the Pope acquisition contributed 1%.

Adjusted EBITDA of $19.2 million decreased 14% from $22.3 million in the prior year quarter, primarily due to decreased revenue noted above, partially offset by the benefits from the U.S. global sourcing expansion initiative, improved margins across all geographic regions, and reduced administrative expenses. Foreign currency had a 1% unfavorable impact on the current quarter adjusted EBITDA.

Taxes

The Company reported a pretax loss from operations for the quarter ended June 30, 2025 compared to pretax income from operations for the quarter ended June 30, 2024, and recognized effective tax rates of 19.5% and 32.7%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended June 30, 2025 and 2024 were 27.4% and 27.9%, respectively.

Balance Sheet and Capital Expenditures
As of June 30, 2025, the Company had cash and equivalents of $107.3 million and total debt outstanding of $1.45 billion, resulting in net debt of $1.34 billion. During the quarter, debt was reduced by $87 million. Leverage, as calculated in accordance with our credit agreement (see the attached table), was 2.5x net debt to EBITDA compared to 2.7x at June 30, 2024 and 2.6x at September 30, 2024. At June 30, 2025, borrowing availability under the revolving credit facility was $449.5 million, subject to certain loan covenants.

Free cash flow of $261 million for the nine month period ended June 30, 2025 reflects the Company's strong operating results through the third quarter of 2025. Capital expenditures, net, were $8.4 million for the quarter ended June 30, 2025. For a reconciliation of free cash flow, a non-GAAP measure, to net cash provided by operating activities, and the definition of free cash flow, see the attached table.

Share Repurchases

Share repurchases during the quarter ended June 30, 2025 totaled 0.6 million shares for a total of $40.3 million, or an average of $69.28 per share. Since April 2023 and through June 30, 2025, the Company purchased 10.5 million shares of common stock or 18.4% of the outstanding shares, for a total of $538.4 million or an average of $51.15 per share. As of June 30, 2025, $319.6 million remained under the Board authorized share repurchase program.

Updated 2025 Outlook

We now expect fiscal year 2025 revenue to be $2.5 billion versus prior guidance of $2.6 billion. The $100 million reduction is attributable to the CPP segment, reflecting ongoing weak consumer demand coupled with the impact of increased tariffs disrupting historical customer ordering patterns.

We are maintaining segment adjusted EBITDA guidance of $575 million to $600 million, with the upper end of the range reflecting potential incremental volume. We expect HBP segment margin in excess of 31%, versus prior guidance of in excess of 30%, and CPP EBITDA margin of approximately 8%, versus our prior guidance of in excess of 9%.

We now expect interest expense to be $95 million versus our prior guidance of $102 million, and capital expenditures of $60 million versus prior guidance of $65 million. We continue to expect free cash flow to exceed net income, depreciation of $42 million, amortization of $23 million, and a normalized tax rate of approximately 28%.

Conference Call Information

The Company will hold a conference call today, August 6, 2025, at 8:30 AM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13754576. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Wednesday, August 6, 2025, at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13754576. The replay will be available through Wednesday, August 20, 2025, at 11:59 PM ET.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements,” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” "achieves", “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives (including the expanded CPP global outsourcing strategy announced in May 2023); the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as steel, resin and wood, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events or military conflicts that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including inflation, interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of pandemics, such as COVID-19, on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. As long-term investors, we intend to continue to grow and strengthen our existing businesses, and to diversify further through investments in our businesses and acquisitions.

Griffon conducts its operations through two reportable segments:

•Home and Building Products ("HBP") conducts its operations through Clopay Corporation. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Cornell and Cookson brands.

•Consumer and Professional Products (“CPP”) is a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact            Investor Relations Contact
Brian G. Harris                Tom Cook
EVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8250
IR@griffon.com

Griffon evaluates performance and allocates resources based on segment adjusted EBITDA and adjusted EBITDA, non-GAAP measures, which are defined as income (loss) before taxes, excluding interest income and expense, depreciation and amortization, strategic review charges, non-cash impairment charges, restructuring charges, gain/loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable. Segment adjusted EBITDA also excludes unallocated amounts, mainly corporate overhead. Griffon believes this information is useful to investors.

The following tables provide operating highlights and a reconciliation of segment adjusted EBITDA and adjusted EBITDA to income (loss) before taxes:

(in thousands)	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
REVENUE	2025	2024	2025	2024

Home and Building Products	$400,244	$394,214	$1,163,893	$1,182,067
Consumer and Professional Products	213,383	253,600	693,851	781,780
Total revenue	$613,627	$647,814	$1,857,744	$1,963,847

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
(in thousands)	2025	2024	2025	2024
ADJUSTED EBITDA
Home and Building Products	$128,755	$118,516	$365,231	$372,159
Consumer and Professional Products	19,222	22,263	61,140	47,923
Segment adjusted EBITDA	147,977	140,779	426,371	420,082
Unallocated amounts, excluding depreciation*	(13,264)	(15,285)	(41,941)	(44,006)
Adjusted EBITDA	134,713	125,494	384,430	376,076
Net interest expense	(23,568)	(26,255)	(71,271)	(76,642)
Depreciation and amortization	(15,822)	(15,247)	(47,086)	(45,150)
Loss from debt extinguishment	—	(1,700)	—	(1,700)
Restructuring charges	—	(18,688)	—	(33,489)
Gain (loss) on sale of real estate	122	(725)	8,279	(167)
Strategic review - retention and other	(1,033)	(1,870)	(3,883)	(9,204)
Goodwill and intangible asset impairments	(243,612)	—	(243,612)	—
Income (loss) before taxes	$(149,200)	$61,009	$26,857	$209,724
* Primarily Corporate Overhead

(in thousands)	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
DEPRECIATION and AMORTIZATION	2025	2024	2025	2024
Segment:
Home and Building Products	$4,440	$3,883	$13,049	$11,288
Consumer and Professional Products	11,238	11,225	33,634	33,453
Total segment depreciation and amortization	15,678	15,108	46,683	44,741
Corporate	144	139	403	409
Total consolidated depreciation and amortization	$15,822	$15,247	$47,086	$45,150

Griffon believes free cash flow ("FCF", a non-GAAP measure) is a useful measure for investors because it demonstrates the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends. FCF is defined as net cash provided by operating activities less capital expenditures, net of proceeds.

The following table provides a reconciliation of net cash provided by operating activities to FCF:

	For the Nine Months Ended June 30,
(in thousands)	2025	2024
Net cash provided by operating activities	$282,481	$307,938
Acquisition of property, plant and equipment	(39,867)	(47,849)
Proceeds from the sale of property, plant and equipment	17,895	13,572
FCF	$260,509	$273,661

Net debt to EBITDA (Leverage ratio), a non-GAAP measure, is a key financial measure that is used by management to assess the borrowing capacity of the Company. The Company has defined its net debt to EBITDA leverage ratio as net debt (total principal debt outstanding net of cash and equivalents) divided by the sum of trailing twelve-month (“TTM”) adjusted EBITDA (as defined above) and TTM stock-based compensation expense. The following table provides a calculation of our net debt to EBITDA leverage ratio as calculated per our credit agreement:

(in thousands)	June 30, 2025	September 30, 2024	June 30, 2024
Cash and equivalents	$107,279	$114,438	$133,452
Notes payable and current portion of long-term debt	$8,123	$8,155	$8,138
Long-term debt, net of current maturities	1,442,855	1,515,897	1,499,211
Debt discount/premium and issuance costs	12,591	15,633	16,663
Total gross debt	1,463,569	1,539,685	1,524,012
Debt, net of cash and equivalents	$1,356,290	$1,425,247	$1,390,560

TTM adjusted EBITDA (1)	521,956	$513,602	$497,359
Special dividend ESOP Charges	—	—	$(6,452)
TTM Stock and ESOP-based compensation	24,973	26,838	32,251
TTM adjusted EBITDA	$546,929	$540,440	$523,158

Leverage ratio	2.5x	2.6x	2.7x

1. Griffon defines adjusted EBITDA as operating results before interest income and expense, income taxes, depreciation and amortization, restructuring charges, strategic review charges, non-cash impairment charges, debt extinguishment, net and acquisition related expenses, as well as other items that may affect comparability, as applicable.

The following tables provide a reconciliation of gross profit and selling, general and administrative expenses for items that affect comparability for the three and nine months ended June 30, 2025, and 2024:

(in thousands)	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2025	2024	2025	2024
Gross profit, as reported	$265,248	$249,149	$781,735	$756,455
% of revenue	43.2%	38.5%	42.1%	38.5%
Adjusting items:
Restructuring charges(1)	—	15,744	—	28,724
Gross profit, as adjusted	$265,248	$264,893	$781,735	$785,179
% of revenue	43.2%	40.9%	42.1%	40.0%
(1) For the quarter and nine months ended June 30, 2024, restructuring charges relate to the CPP global sourcing expansion.

(in thousands)	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2025	2024	2025	2024
Selling, general and administrative expenses, including goodwill and intangible asset impairments as reported	$391,249	$159,810	$694,477	$469,830
% of revenue	63.8%	24.7%	37.4%	23.9%
Adjusting items:
Restructuring charges(1)	—	(2,944)	—	(4,765)
Goodwill and intangible asset impairments	(243,612)	—	(243,612)	—
Strategic review - retention and other	(1,033)	(1,870)	(3,883)	(9,204)
Selling, general and administrative expenses, as adjusted	$146,604	$154,996	$446,982	$455,861
% of revenue	23.9%	23.9%	24.1%	23.2%

(1) For the quarter and nine months ended June 30, 2024, restructuring charges relate to the CPP global sourcing expansion.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Revenue	$613,627	$647,814	$1,857,744	$1,963,847
Cost of goods and services	348,379	398,665	1,076,009	1,207,392
Gross profit	265,248	249,149	781,735	756,455

Selling, general and administrative expenses	147,637	159,810	450,865	469,830
Goodwill and intangible asset impairments	243,612	—	243,612	—
Total operating expenses	391,249	159,810	694,477	469,830

Income (loss) from operations	(126,001)	89,339	87,258	286,625

Other income (expense)
Interest expense	(24,137)	(27,024)	(72,954)	(78,472)
Interest income	569	769	1,683	1,830
Gain (loss) on sale of real estate	122	(725)	8,279	(167)
Loss from debt extinguishment	—	(1,700)	—	(1,700)
Other, net	247	350	2,591	1,608
Total other expense, net	(23,199)	(28,330)	(60,401)	(76,901)

Income (loss) before taxes	(149,200)	61,009	26,857	209,724
Provision (benefit) for income taxes	(29,061)	19,923	19,383	62,318
Net income (loss)	$(120,139)	$41,086	$7,474	$147,406

Basic earnings (loss) per common share:	$(2.65)	$0.87	$0.16	$3.08

Basic weighted-average shares outstanding	45,320	47,034	45,505	47,921

Diluted earnings (loss) per common share:	$(2.65)	$0.84	$0.16	$2.94

Diluted weighted-average shares outstanding	45,320	48,851	46,911	50,085

Dividends paid per common share	$0.18	$0.15	$0.54	$0.45

Net income (loss)	$(120,139)	$41,086	$7,474	$147,406
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	12,244	(827)	(4,804)	2,212
Pension and other post retirement plans	897	532	1,493	1,595
Change in cash flow hedges	(695)	(927)	475	550
Total other comprehensive income (loss), net of taxes	12,446	(1,222)	(2,836)	4,357
Comprehensive income (loss), net	$(107,693)	$39,864	$4,638	$151,763

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	June 30, 2025	September 30, 2024
CURRENT ASSETS
Cash and equivalents	$107,279	$114,438
Accounts receivable, net of allowances of $11,485 and $10,986	271,632	312,765
Inventories	445,913	425,489
Prepaid and other current assets	80,876	61,604
Assets held for sale	5,289	14,532
Assets of discontinued operations	1,303	648
Total Current Assets	912,292	929,476
PROPERTY, PLANT AND EQUIPMENT, net	292,385	288,297
OPERATING LEASE RIGHT-OF-USE ASSETS	162,819	171,211
GOODWILL	192,917	329,393
INTANGIBLE ASSETS, net	493,843	618,782
OTHER ASSETS	28,352	30,378
ASSETS OF DISCONTINUED OPERATIONS	4,712	3,417
Total Assets	$2,087,320	$2,370,954

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$8,123	$8,155
Accounts payable	130,773	119,354
Accrued liabilities	162,523	181,918
Current portion of operating lease liabilities	31,997	35,065
Liabilities of discontinued operations	4,545	4,498
Total Current Liabilities	337,961	348,990
LONG-TERM DEBT, net	1,442,855	1,515,897
LONG-TERM OPERATING LEASE LIABILITIES	142,213	147,369
OTHER LIABILITIES	95,901	130,540
LIABILITIES OF DISCONTINUED OPERATIONS	4,490	3,270
Total Liabilities	2,023,420	2,146,066
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	63,900	224,888
Total Liabilities and Shareholders’ Equity	$2,087,320	$2,370,954

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,474	$147,406
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,086	45,150
Stock-based compensation	17,861	19,726
Goodwill and intangible asset impairments	243,612	—
Asset impairment charges - restructuring	—	22,979
Provision for losses on accounts receivable	731	874
Amortization of debt discounts and issuance costs	3,124	3,169
Loss from debt extinguishment	—	1,700
Deferred income tax benefit	(25,000)	—
Loss (gain) on sale of assets and investments	16	(1,448)
Gain on sale of real estate	(8,279)	—
Change in assets and liabilities:
(Increase) decrease in accounts receivable	38,311	(6,051)
(Increase) decrease in inventories	(22,606)	55,939
(Increase) decrease in prepaid and other assets	2,230	(3,351)
Increase (decrease) in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	(23,342)	19,454
Other changes, net	1,263	2,391
Net cash provided by operating activities	282,481	307,938
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(39,867)	(47,849)
Proceeds from the sale of property, plant and equipment	17,895	13,572
Net cash used in investing activities	(21,972)	(34,277)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(31,622)	(28,770)
Purchase of shares for treasury	(161,709)	(241,501)
Proceeds from long-term debt	63,000	179,500
Payments of long-term debt	(139,117)	(146,727)
Financing costs	—	(907)
Other, net	(90)	(307)
Net cash used in financing activities	(269,538)	(238,712)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(820)	(3,707)
Net cash provided by investing activities	137	—
Net cash used in discontinued operations	(683)	(3,707)
Effect of exchange rate changes on cash and equivalents	2,553	(679)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(7,159)	30,563
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	114,438	102,889
CASH AND EQUIVALENTS AT END OF PERIOD	$107,279	$133,452
Supplemental Disclosure of Non-Cash Flow Information:
Capital expenditures in accounts payable	$5,329	$268

Griffon evaluates performance based on adjusted net income and the related adjusted earnings per share, which excludes restructuring charges, gain/loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, non-GAAP measures. Griffon believes this information is useful to investors. The following table provides a reconciliation of net income (loss) to adjusted net income and earnings (loss) per common share to adjusted earnings per common share:

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2025	2024	2025	2024
(in thousands, except per share data)	(Unaudited)

Net income (loss)	$(120,139)	$41,086	$7,474	$147,406

Adjusting items:
Restructuring charges(1)	—	18,688	—	33,489
Goodwill and intangible asset impairments	243,612	—	243,612	—
(Gain) loss on sale of real estate	(122)	725	(8,279)	167
Loss from debt extinguishment	—	1,700	—	1,700
Strategic review - retention and other	1,033	1,870	3,883	9,204
Tax impact of above items(2)	(26,686)	(5,790)	(25,345)	(11,303)
Discrete and certain other tax provisions (benefits), net(3)	(28,451)	2,247	(28,626)	2,640

Adjusted net income	$69,247	$60,526	$192,719	$183,303

Earnings (loss) per common share	$(2.65)	$0.84	$0.16	$2.94

Adjusting items, net of tax:
Anti-dilutive share impact(4)	0.05	—	—	—
Restructuring charges(1)	—	0.29	—	0.50
Goodwill and intangible asset impairments	4.69	—	4.63	—
(Gain) loss on sale of real estate	—	0.01	(0.13)	—
Loss from debt extinguishment	—	0.03	—	0.03
Strategic review - retention and other	0.02	0.03	0.06	0.14
Discrete and certain other tax provisions (benefits), net(3)	(0.61)	0.05	(0.61)	0.05

Adjusted earnings per common share	$1.50	$1.24	$4.11	$3.66

Weighted-average shares outstanding (in thousands)	45,320	47,034	45,505	47,921

Diluted weighted-average shares outstanding	46,270	48,851	46,911	50,085
Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.

(1) For the three and nine months ended June 30, 2024, restructuring charges relate to the CPP global sourcing expansion, of which $15.7 million and $28.7 million, respectively, are included in Cost of goods and services and $2.9 million and $4.8 million, respectively, are included in SG&A in the Company's Condensed Consolidated Statements of Operations.

(2) The tax impact for the above reconciling adjustments from GAAP to non-GAAP net income and EPS is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

(3) Discrete and certain other tax provisions (benefits), net primarily relate to the impact of a rate differential between statutory and annual effective tax rate on items impacting the quarter.

(4) For the quarter ended June 30, 2025, earnings (loss) per common share was calculated using basic weighted-average shares outstanding, as presented on the face of the Statement of Operations. The anti-dilutive share impact of using diluted shares represents the impact of converting from basic shares used in calculating earnings (loss) per common share to the diluted shares used in calculating earnings (loss) per common share from a net loss.